Exhibit 10.19

SUMMARY OF 2014 EXECUTIVE COMPENSATION PLAN

The 2014 Bonus Plan provides for cash bonuses based on achievement against gross billings and adjusted EBITDA targets established by the compensation committee for fiscal 2014 and weighted 50% each. If our performance results in achievement at 100% of targeted levels, the bonus pool will fund at the targeted amount. We must achieve at least 80% of the gross billings or adjusted EBITDA target for the bonus pool to fund with respect to that specific performance objective. If we achieve greater than 100% of specific performance objective target, the bonus pool funds additional amounts up to a maximum of 200%. Furthermore, if we exceed our semi-annual gross billing and adjusted EBITDA targets by 50% or more, our compensation committee has the discretion to pay up to 40% of each executive officer’s target bonus amount in the third quarter fiscal year 2014.